Exhibit 10.6
AMENDMENT NO. 1
TO
THE WILLIAMS PIPELINE GP LLC LONG-TERM INCENTIVE PLAN
This Amendment No. 1 (“Amendment”) to the Williams Pipeline GP LLC Long-Term Incentive Plan (“Plan”) is hereby adopted effective the 3rd day of December 2008.
WHEREAS, in October 2004, Congress adopted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, final regulations to Section 409A of the Code become fully effective January 1, 2009 (Section 409A of the Code and such final regulations and other guidance thereunder being referred to below in the aggregate as “Section 409A of the Code”); and
WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan to further reflect the Company’s intent that the Plan and Awards thereunder comply with Section 409A of the Code;
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 2.1 is amended by deleting such section in its entirety and replacing it with the following:
“Affiliate” means all Persons with whom the Company would be considered a single employer under Section 414(b) of the Code, and all Persons with whom such Person would be considered a single employer under Section 414(c) of the Code, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2(b)(2)(i), and, provided further that with respect to any Award wherein the Committee in good faith determines that legitimate business criteria exist for the grant of one or more Units or rights to acquire one or more Units, the phrase “ at least 20 percent” may be used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2(b)(2)(i).
2. Section 2.5 is amended by deleting in its entirety the second paragraph of the definition of “Change of Control” and replacing it with the following:
     Solely with respect to any Award that is subject to Section 409A of the Code and to the extent that the definition of the term “change in control event” under Section 409A applies to limited liability companies and partnerships, “Change of Control” shall mean any event that qualifies as a “change in control event,” as such term is defined in Section 409A of the Code, with respect to the Partnership, the Company or any holder of more than 50 percent of the total fair market value and total voting power of either the Partnership or the Company; provided that in the event additional guidance is issued with respect to the meaning of the term

“change in control event” with respect to limited liability companies and partnerships, the term “Change of Control” as defined in this paragraph shall be construed and applied in a manner that is consistent with such guidance.
3. Section 2.12 is amended by adding the following at the end of the second sentence of the definition of “Fair Market Value”:
; provided that with respect to any Award that is subject to Section 409A of the Code, Fair Market Value shall be determined by the Committee by reasonable application of a reasonable valuation method applied in a manner consistent with Section 409A of the Code.
4. Section 6.2(b) shall be amended by adding the following at the end thereof:
Notwithstanding any other provision of the Plan to the contrary, any grant of UDRs shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code section apply.
5. Section 6.2(c) shall be amended by adding the following at the end thereof:
, provided that, with respect to any Award of Phantom Units, such waiver does not cause adverse tax consequences to the respective Participant under Section 409A of the Code.
6. Section 6.2(d)(1) is amended by deleting the first sentence in its entirety and substituting the following sentence:
Unless a different payment time is specified in the Award Agreement, upon the vesting of each Phantom Unit, but in no event later 30 days following such vesting, subject to the provisions of Section 8.2, the Participant shall be entitled to receive from the Company one Unit or, in the discretion of the Committee, cash equal to the Fair Market Value of a Unit.
7. Section 6.4(h) is amended by deleting such section in its entirety and replacing it with the following:
(h)
Compliance with Section 409A of the Code. Nothwithstanding any other provision of the Plan to the contrary, the Board intends that any Award under the Plan shall be made on and contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) satisfy the requirements of Section 409A of the Code in order to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement, including without limitation any amendment, waiver, acceleration or adjustment of an Award or terms of an Award, contemplated by the provisions of the Plan would, if undertaken, result in adverse tax consequences under Section 409A of the Code to the respective Participant, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, rescinded in order to either (x) avoid application of Section 409A of the Code or (y) satisfy the requirements of Section 409A of the Code in order to avoid the imposition of any taxes, including additional income taxes, thereunder, to the extent determined by the Committee without the consent of or notice to the Participant.

8. Section 7.2 is amended by inserting the phrase “and Section 6.4(h)” after the phrase “Subject to Section 7.1.”
9. Section 7.3 is amended by inserting the phrase “Subject to Section 6.4(h)” at the beginning of such section.
10. Except as set forth in Paragraphs 1 through 9 above, the Plan and its terms and conditions shall continue in effect.
11. Notwithstanding anything to the contrary in the Plan or in any Award Agreement, this Amendment shall not be incorporated into nor amend or change in any respect the terms of any Award or Award Agreement outstanding on the effective date hereof.
12. All capitalized terms in this Amendment shall have the meanings set forth in the Plan except to the extent otherwise defined herein.
This Amendment is hereby approved and adopted effective as of the date first set forth above.

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